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                                  EXHIBIT 99.1
                 PRESS RELEASE OF THE COMPANY DATED JUNE 2, 1999



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                             *FOR IMMEDIATE RELEASE*


Contact:    Bill Painter
            President
            (864)596-8313


        FIRSTSPARTAN FINANCIAL CORP. ANNOUNCES SPECIAL CASH DISTRIBUTION

      SPARTANBURG, S.C., June 2, 1999 -- FirstSpartan Financial Corp. (the "Company") (Nasdaq/NMS: FSPT) announced today that its Board of Directors has declared a special cash distribution in the amount of $12.00 per share, payable on June 25, 1999 to stockholders of record as of the close of business on June 14, 1999. The Company expects that the majority of the distribution will be a non-taxable return of capital, although the exact amount of the distribution that could be considered non-taxable cannot be confirmed until the Company determines its operating results for the tax year ending June 30, 1999. The amount of the special cash distribution that would be treated as a return of capital will be treated as a reduction in the cost basis of each share and will not be subject to income tax as a dividend to shareholders.

      Because of the magnitude of the cash distribution in relation to the Company's share price, rules of the Nasdaq Stock Market require that the stock trade ex-dividend on the day after payment, which will be June 28, 1999. Shareholders who sell their shares before the ex-dividend date transfer the right to receive the cash distribution to the buyers of the shares. On the ex-dividend date, the price of the Company's shares is expected to decrease by the amount of the distribution.

      Bill Painter, the Company's President and Chief Executive Officer, stated that "the Board of Directors is committed to managing our excess capital. This distribution, in combination with previous share repurchases, will have reduced our equity to assets ratio from in excess of 26% to approximately 12% since our conversion from mutual to stock ownership in July 1997. We believe that this distribution will enhance the value of our shareholders' investment."

      The Company's Employee Stock Ownership Plan ("ESOP"), a qualified retirement benefit plan covering all full-time employees, holds approximately 354,430 shares of Company stock. The trustees of the ESOP expect to purchase additional shares in open market transactions beginning June 28, 1999 with the $4.2 million it will receive from the distribution.

      The Company expects that it will be required to record a charge to compensation expense related to payment of the distribution on shares of stock in its restricted stock plan. The amount of the charge is estimated to be approximately $1.5 million (after the related income tax benefits). As a result of this one-time charge in the fourth fiscal quarter ending June 30, 1999, the on-going expense related to this plan will decrease.

      FirstSpartan Financial Corp. is the holding company for First Federal Bank, which operates eleven full-service offices in Spartanburg and Greenville Counties of South Carolina.